                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT


      This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of January 2, 1996, to be effective immediately prior to the Effective Time (defined below), by and between THOMAS GROUP, INC., a Delaware corporation ("TGI") and LELAND L. GRUBB, JR., an individual residing in Bloomfield Hills, Michigan ("Employee").

                                    RECITALS

      1. Employee is the Vice President and the Chief Financial Officer of TGI and an integral part of its management who participates in the decision-making process relative to short and long-term planning and policy for TGI. Employee has served since April, 1995, in this capacity.

      2. TGI has determined that it would be in the best interests of TGI and its stockholders to assure continuity in the management of TGI's operations by entering into an employment agreement to retain the services of Employee.

      3.      TGI wishes to assure itself of the continued services of

Employee for the period hereinafter provided, and Employee is willing to be employed by TGI for said period, upon the terms and conditions set forth in this Agreement.

      4. Employee is currently an at will employee of TGI, and both TGI and Employee desire that Employee be under contract to TGI.

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the obligations undertaken by the parties pursuant hereto and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, TGI and Employee agree as follows:

      1. Definitions. The defined terms used in this Agreement shall have the meanings ascribed to them in this Section 1.

      1.1 Affiliate. "Affiliate" shall mean any corporation over which Employee or TGI, as the case may be, can exercise effective management and control.

      1.2 Board of Directors. "Board" or the "Board of Directors" shall mean the Board of Directors of TGI or any committee of the Board empowered to act or make decisions or determinations with respect to this Agreement.

      1.3 Cause. "Cause" shall mean that, as determined in good faith by the Board of Directors, Employee has engaged in any act of gross misconduct which is materially injurious to TGI or its business.

      1.4      Change in Control.  "Change in Control" shall mean:

              (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person" which, for purposes of this definition, excludes Employee or any of his Affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of common stock or other securities of TGI resulting in the beneficial ownership by such individual, entity or group of 40% or more of either (1) the then-outstanding shares of common stock of TGI (the "Outstanding TGI Common Stock") or (2) the combined voting power of the then-outstanding voting securities of TGI entitled to vote generally in the election of directors (the "Outstanding TGI Voting Securities"); or

              (b) if individual who, as of the date hereof, constitute the Board (the "Incumbent Board) cease for any reason to constitute more than fifty percent of the members of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by TGI's stockholders, was approved by a vote of at least two-thirds of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest subject to Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

              (c) approval by the stockholders of TGI of a reorganization, merger or consolidation unless following such reorganization, merger or consolidation (1) more than 40% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the "Outstanding Survivor Common Stock"), and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors (the "Outstanding Survivor Voting Securities"), is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding TGI Common Stock and Outstanding TGI Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation, of the Outstanding TGI Common Stock and Outstanding TGI Voting Securities, as the case may be (for purposes of determining whether such percentage test is satisfied, there shall be excluded from the number of shares of Outstanding Survivor Common Stock and Outstanding Survivor Voting Securities owned by TGI's stockholders, but not from the total number of shares of Outstanding Survivor Common Stock and Outstanding Survivor Voting Securities, any shares or voting securities received by any such stockholder in respect of any consideration other than shares or voting securities of TGI), (2) no Person (excluding TGI, any employee benefit plan (or related trust) of TGI, any qualified employee benefit plan of such Surviving Corporation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 40% or more of the Outstanding TGI Common Stock or Outstanding TGI Voting Securities, as the case may be) beneficially owns, directly or indirectly, 40% or more of, respectively, the shares of Outstanding Survivor Common Stock or the Outstanding Survivor Voting Securities and (3) more than 50% of the members of the board of directors of the Surviving Corporation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

              (d) (1) approval by the stockholders of TGI of a complete liquidation or dissolution of TGI or (2) the first to occur of (i) the sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of TGI, or (ii) the approval by the stockholders of TGI of any such sale or disposition, other than, in each case, any such sale or disposition to a corporation, with respect to which immediately thereafter (x) more than 40% of, respectively, the shares of Outstanding Survivor Common Stock and the Outstanding Survivor Voting Securities is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding TGI Common Stock and Outstanding TGI Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding TGI Common Stock and Outstanding TGI Voting Securities, as the case may be (for purposes of determining whether such percentage test is satisfied, there shall be excluded from the number of shares of Outstanding Survivor Common Stock and Outstanding Survivor Voting Securities owned by TGI's stockholders, but not from the total number of shares of Outstanding Survivor Common Stock and Outstanding Survivor Voting Securities of the surviving corporation, any shares or voting securities received by any such stockholder in respect of any consideration other than shares or voting securities of TGI), (y) no Person (excluding TGI and any employee benefit plan (or related trust) of TGI, any qualified employee benefit plan of such transferee corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 40% or more of the Outstanding TGI Common Stock or Outstanding TGI Voting Securities, as the case may be) beneficially owns, directly or indirectly, 40% or more of, respectively, the shares of Outstanding Survivor Common Stock and the Outstanding Survivor Voting Securities and (z) more than 50% of the members of the board of directors of the surviving corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the board providing for such sale or other disposition of assets of TGI.


      1.5 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

      1.6 Common Stock. "Common Stock" shall mean the common stock of TGI, par value $.01 per share, that will be outstanding immediately following the Effective Time.





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
      1.7 Disability. "Disability" shall mean the inability of Employee to perform his material managerial duties and responsibilities as contemplated under Section 3 during the Term of Employment, as determined in accordance with
Section 6.1(e).

      1.8 Effective Time. "Effective Time" shall mean the date the Form S-1 Registration Statement relating to the initial public offering of Common Stock pursuant to the Securities Act of 1933, as amended, is declared effective by the Securities and Exchange Commission.

      1.9 Good Reason. "Good Reason" shall mean Employee's decision to terminate his employment under this Agreement if: (i) a significant diminution occurs in the nature or scope of the authorities, powers, functions, responsibilities or duties of Employee as the Vice President and Chief Financial Officer described in Section 3, or the assignment to Employee of functions, responsibilities or duties materially inconsistent with his position as Vice President and Chief Financial Officer; provided, however, if Employee agrees in writing to any such change in the nature or scope of his authorities, powers, functions, responsibilities or duties, Good Reason shall not be deemed to exist; or (ii) without limiting the generality or effect of the foregoing, TGI or any successor thereto commits any material breach of this Agreement.

      1.10 Term of Employment. "Term of Employment" shall mean the period of time commencing on the effective date of this Agreement and continuing until the fifth anniversary date of this Agreement; provided, however, that Employee and TGI can agree, in writing, to extend the Term of Employment for an additional five years, unless terminated earlier pursuant to the terms hereof.

      2. Termination of Prior Agreements. TGI and Employee hereby acknowledge and agree that, upon the occurrence of the Effective Time, this Agreement supersedes any prior agreements.

      3. Employment. TGI employs Employee and Employee accepts employment by TGI as Vice President and Chief Financial Officer of TGI for the Term of Employment on the terms and conditions and for the compensation hereinafter set forth. Subject to the authority of the Board of Directors, Employee shall be responsible for financial management of the business and affairs of TGI in the ordinary course of its business with all such powers with respect to such financial management and control as may be reasonably incident to such responsibilities as its Vice President and Chief Financial Officer, with all of the rights, powers and decision-making discretion appertaining thereto. Employee shall devote his full time and effort to the discharge of his duties as TGI's Vice President and Chief Financial Officer.

      4.       Compensation and Benefits During the Term of Employment.

               4.1 Base Compensation. Employee shall receive base compensation in the amount determined by the Compensation Committee of the Board of Directors ("Base Compensation"). The amount of Employee's Base Compensation shall initially be $300,000.00 annually and shall be reviewed and adjusted as appropriate at least annually by the Compensation Committee. Base Compensation shall be paid in equal monthly installments by TGI to Employee.

               4.2     Incentive Compensation Arrangement.

                       (a) In further consideration of Employee's performance of services under Section 3 hereof, TGI agrees to compensate Employee under the incentive compensation arrangement ("Incentive
Compensation") set forth in Section 4.2(b). Except as specifically provided herein, the computation of annual bonus will be based upon the audited financial results of TGI.

                       (b)     (1)         General.  Employee's Incentive
Compensation is initially based upon 16.5% (the "Entitled Percent") of the dollar value derived from a formula sharing ratio of TGI's revenues. The sharing ratio is based upon TGI's percentage increase in cumulative income before tax and incentive compensation ("IBTIC") for the current fiscal year compared to TGI's cumulative IBTIC for the prior fiscal year, and upon certain targeted levels of TGI's IBTIC. For purposes of determining IBTIC, Incentive Compensation includes CEO Incentive Compensation as well as any Incentive Compensation paid under a plan which includes TGI officers (as designated by TGI's Board of Directors) only. The Compensation and Stock Option Committee of the Company's Board of Directors may review the percent stated above from time to time and make appropriate changes..

                               (2)         Incentive Compensation Calculation.
The formula for determining incentive compensation is as follows: Incentive Compensation equals the product of TGI revenues for the applicable fiscal year multiplied by the income growth sharing ratio expressed as a percentage ("IGSR") for the fiscal year, the result multiplied by the Entitled Percent. The ISGR is determined with reference to the following table:


                          INCOME GROWTH SHARING RATIO


   Income Before Tax and
   Incentive Compensation           Less
     as a % of Revenues           than 5%*              5%-9.99%*   10%-14.99%*       15%-24.99%*    Over 25%*
     ------------------           --------              ---------   -----------       -----------    ---------
           0 - 8.99%                  0                     0            0                .2%           .3%
       9.00% - 14.99%                .3%                   .4%          .5%               .6%           .7%

      15.00% - 19.25%                .5%                   .6%          .8%              1.0%          1.2%

        Over 19.25%                  .8%                   1.0%        1.3%              1.6%          1.8%

*IBTIC Growth Rate

ISGR is determined by first determining the IBTIC as a percent of revenue for the current fiscal year and then entering the table along that line until the appropriate IBTIC Growth Rate is reached; the ISGR is shown at that intersection in the table.





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
For purposes of this table, IBTIC Growth Rate for each applicable fiscal year is derived from the following formula:

                            IBTIC[Current Fiscal Year]
                            --------------------------   minus 1 x 100
                            IBTIC[Prior Fiscal Year]

         In the event that either the IBTIC Growth Rate or the IBTIC, as computed above, is zero or negative for a particular fiscal year, it shall be treated as zero for purposes of the foregoing computation for such year.

                                  (3)       If Incentive Compensation, as
calculated in accordance with Section 4.2(b) hereof, exceeds 55 percent of Base Compensation in a fiscal year, the excess of Incentive Compensation, as calculated, over 55 percent of Base Compensation will not be paid to Employee but will be used to calculate the award of a stock option to Employee. The number of shares to be awarded under such option is determined using the following formula:
                                      Excess Incentive Compensation
                                  N = -----------------------------
                                                  P

Where:
N = Number of shares subject to such option
P = Market price of the Company's stock on the date of award
Excess Incentive Compensation = Excess of Incentive Compensation as calculated minus 55 percent of base compensation in a fiscal year.



         Options granted hereunder shall be granted pursuant to the Corporation's 1992 Stock Option Plan and shall be subject to all limitations of such plan, including the aggregate number of options which may be granted. Options granted pursuant to this Section 4.2(b)(3) shall contain an option price equal to the market price (average of the day's high and low prices) on the date of award, shall be fully vested, and shall expire 10 years following date of grant. This stock option award shall not preclude the Board of Directors from granting additional options to Employee as it deems appropriate. Options granted pursuant to this Agreement shall be administered by the Compensation and Stock Option Committee of TGI's Board of Directors.

                                  (4)      Partial Fiscal Years.  The
computations set forth in Section 4.2(b)(2) above shall be adjusted to take into account eligibility for partial fiscal years by computing them based upon the entire fiscal year and multiplying these results by the ratio of the number of days of such partial fiscal year to the number of days in the complete fiscal year.

                                  (5)      (i)     Payments.  TGI shall pay the
Incentive Compensation to Employee on or before the fifteen (15) days after the completion of the audit of TGI's financial statements by TGI's certified public accountants.

                                           (ii)    Eligibility Under Other
Plans. Employee's eligibility for bonuses or incentive compensation payments under plans in effect prior to effectiveness of this

Agreement shall terminate upon the effectiveness of this Agreement except that, if the Effective Time is after the 16th day of any calendar month, any bonuses or incentive payments earned under prior plans for the full calendar month will be paid to Employee.

                 4.3 Travel Costs. TGI shall reimburse Employee for all travel costs incurred by Employee in connection with TGI's business, together with all other business expenses of Employee in performing his duties hereunder, consistent with TGI's past practices.

                 4.4 Automobile Expenses. TGI shall provide automobile transportation to employee for Employee's use in connection with TGI's business, consistent with TGI's past practices.

                 4.5 Pension and Insurance Benefit Plan Participation; No Bonus Plan Participation. Employee shall be entitled to participate in TGI's 401(k) plan and profit sharing plan, subject to the terms and conditions of such plans. TGI also shall provide medical, disability and life insurance coverage to Employee on the terms and conditions of each of the plans TGI maintains with respect thereto. In addition, TGI shall continue to pay premiums on all insurance policies on Employee's life which name either TGI or TGI's creditors as beneficiary. Employee shall not be entitled to participate in any of TGI's bonus plans as in effect at the Effective Time or in any other bonus arrangement instituted from time to time by TGI, unless approved in advance in writing by the Board.

          5. Term of the Agreement. The term of this Agreement, unless terminated sooner pursuant to Section 5, shall be for the Term of Employment.

          6.     Termination; Disability; Death, Change in Control.

                  6.1 Basis. Employee's employment under this Agreement may be terminated as described in this Section 6.1. In the event that Employee's employment is terminated in accordance with this Section 6.1, Employee shall be entitled to receive the benefits described in Section 6.2 that correspond with the manner of such termination.

                          (a)     Termination Without Cause.  TGI may terminate
Employee's employment hereunder without Cause, as determined in the good faith judgment of the Board of Directors, by written notice to Employee to that effect. Unless otherwise specified in the notice, such termination shall be effective immediately.

                          (b)     Termination With Cause.  TGI may terminate
the employment of Employee hereunder for Cause by written notice to Employee to that effect. Unless otherwise specified in the notice, such termination shall be effective immediately.

                          (c)     Good Reason.  Upon the occurrence of an event
described in Section 1.10 hereof, Employee may terminate his employment hereunder for Good Reason within 30 days thereafter upon written notice to TGI to that effect. If the effect of the occurrence of the event described in
Section 1.10 may be cured, TGI shall have the opportunity to cure any such effect for a period of 30 days following receipt of Employee's termination notice. If TGI fails to cure any such effect, Employee's termination for Good Reason shall become effective 360 days after the date of Employee's termination notice. If Employee does not give such notice to TGI, this Agreement will remain in effect; provided, however, that the failure of Employee to terminate this Agreement for Good Reason shall not be deemed a waiver of Employee's right to terminate his employment for Good Reason upon the occurrence of a subsequent event described in Section 1.10 hereof in accordance with the terms of this subsection. Notwithstanding the foregoing, the right of Employee to terminate his employment for Good Reason under this Section 6.1(c) shall not limit TGI's ability to terminate Employee for Cause under Section 6.1(b) hereof if Cause is determined to exist prior to the time Employee delivers his written notice of termination for Good Reason to TGI.

                          (d)     Without Good Reason.  Employee may
voluntarily terminate his employment hereunder without Good Reason upon 360 days written notice to TGI to that effect.

                          (e)     Disability.  Employee or TGI may terminate
Employee's employment by reason of Disability upon written notice to the other party to that effect. If the parties hereto are unable to agree as to the existence of Disability or as to the date of commencement of Disability, each of Employee and TGI shall select a physician licensed to practice medicine in the United States and the determination as to any such question shall be made by such physicians; provided, however, that if such two physicians are unable to agree, they shall mutually select a third physician licensed to practice medicine in the United States and the determination as to any such question shall be made by a majority of such physicians. Any determination made by physicians in accordance with the provisions of the immediately foregoing sentence shall be final and binding on the parties hereto. Employee agrees to submit to any and all reasonable medical examinations or procedures and to execute and deliver any and all consents to release of medical information and records or otherwise as shall be reasonably required by any of the physicians selected in accordance with this Section 6.1(e). Unless otherwise specified in the notice, such termination shall be effective immediately.

                          (f)     Death.  This Employment Agreement shall
automatically terminate as of the date of Employee's death during the Term of Employment.

                          (g)     Change in Control.  If a Change in Control
occurs during the Term of Employment, TGI shall promptly give written notice to Employee thereof. Following a Change in Control, Employee shall be required to continue his employment hereunder for 90 days after the date of such Change in Control, unless his employment is terminated sooner by TGI as set forth in
Section 6.1(h). In the event that Employee decides to resign or otherwise voluntarily terminate his employment following the occurrence of a Change in Control, Employee may do so by giving written notice to TGI to that effect on or before 180 days after the occurrence of the Change in Control, which notice shall be effective on the later to occur of (i) 180 days after the occurrence of the Change in Control or (ii) 90 days after the date of such notice. If Employee does not give such notice to TGI, this Agreement will remain in effect; provided, however, that the failure of Employee to terminate this Agreement following the occurrence of a Change in Control shall not be deemed a waiver of Employee's right to terminate his employment upon a subsequent occurrence of a Change in Control in accordance with the terms of this subsection.

                          (h)     Notwithstanding that Employee has given
notice of termination pursuant to subsections (c), (d) or (g) of this Section 6.1, TGI may, in its sole discretion, thereafter require Employee to terminate his employment prior to the expiration of the applicable notice period.

                  6.2 Benefits Upon Termination. Employee shall receive the benefits described in the subsection below that corresponds with the manner of termination of Employee's employment under Section 6.1.

                          (a)     Without Cause.  In the event TGI terminates
Employee's employment hereunder without Cause during the Term of Employment, Employee shall be entitled to the payments and benefits set forth on Exhibit I.

                          (b)     With Cause.  In the event Employee's
employment is terminated with Cause, no further payments or benefits shall be paid or provided by TGI to Employee hereunder except for reimbursement for expenses incurred prior to the date of termination, the payment of any vested pension benefits or vested portions of bonuses described in Section 4.7 hereof, or the payment of Incentive Compensation that has become due and payable to Employee on or before the date of such termination under Section 4.2 hereof.
In addition, Employee shall be entitled to exercise any vested but unexercised stock options for a period of 90 days following the effective date of the termination of Employee for Cause, and if any such options remain unexercised upon the expiration of such 90-day period, they shall be determined forfeited by Employee and have no further force and effect.

                          (c)     Good Reason.  In the event Employee
terminates his employment for Good Reason during the Term of Employment, Employee shall be entitled to the payments and benefits set forth on Exhibit I.

                          (d)     Without Good Reason.  In the event Employee
terminates his employment without Good Reason pursuant to Section 6.1(d) hereof, Employee shall be entitled to the benefits or payments provided for in
Section 6.2(b) hereof.

                          (e)     Disability.  In the event that Employee's
employment is terminated by reason of Disability, Employee shall be entitled to the payments and benefits set forth on Exhibit I.


                          (f)     Death.  In the event Employee's employment is
terminated by reason of his death, TGI shall not be required to make any payments or provide any benefits hereunder, except for (a) reimbursement for expenses incurred prior to such termination date, (b) payment of Incentive Compensation through such termination date as provided in Section 4.2, (c) the use by TGI of its best efforts to remove any guaranties by Employee of indebtedness of TGI, and

(d) payment of premiums to continue the medical and dental insurance coverage on Employee's spouse as in effect at and as of the date of Employee's death for the remainder of spouse's life, if available; provided, however, that nothing contained herein shall limit or diminish any rights of Employee's estate or any other person to payments under any life insurance policy maintained by TGI for the benefit of Employee or his beneficiaries or any health, disability, pension or other benefit plan provided pursuant to Section 4.7, in each case in accordance with the terms thereof. If Employee's employment is terminated by reason of his death, the benefits provided under this Section 6.2(f) shall be paid to the beneficiary or beneficiaries designated in writing by Employee and delivered during Employee's lifetime to an officer of TGI; however, if no such beneficiary designation is made by Employee during his lifetime, the benefits hereunder shall be paid to his estate. In addition, Employee's estate shall be entitled to exercise any vested but unexercised stock options for a period of 180 days following the date of Employee's death, and if any such options remain unexercised upon the expiration of such 180-day period, they shall be determined forfeited by Employee's estate and have no further force and effect.

                          (g)     Change in Control.  In the event Employee
terminates his employment as provided in Section 6.1(g) following the occurrence of a Change in Control, Employee shall be entitled to the payments and benefits provided in Exhibit I.

          7.     Non-Competition, Non-Solicitation, and Confidentiality
Covenants.

                  7.1     Non-competition Covenant.

                          (a)     In consideration for the execution of this
Agreement by TGI and the payments for services to be rendered by Employee hereunder, Employee agrees that during the Term of Employment and, in the case of a termination Without Good Reason or for Cause, for a period of three years after the date of such termination, Employee shall not engage in competition with TGI in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) that materially adversely affects TGI, including without limitation, rendering time based management counseling services, soliciting customers of TGI for any competitor of TGI, or soliciting any employee of TGI to leave the employ of TGI to work for or on behalf of any competitor of TGI (the "Prohibited Activities"). Employee further agrees that, during the Term of Employment, and, in the case of a termination Without Good Reason or for Cause, for a period of three years after the date of such termination, Employee will not assist or encourage any other person in carrying out any activity that would be one of the Prohibited Activities if such activity were carried out by Employee and, in particular, Employee agrees that he will not induce any employee of TGI to carry out any such activity.

                          (b)     The obligations of Employee under this
Section 7.1 shall apply to any geographic area in which TGI is competing. In addition to the exclusion from Prohibited Activities set forth in Section 7.1(a) hereof, ownership by Employee, as a passive investment, of less than 5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.1.

         7.2     Right to Work Product and Confidentiality.

                          (a)     TGI and Employee each acknowledge that
performance of this Agreement may result in the discovery, creation or development of inventions, combinations, methods, formulae, techniques, processes, improvements, software designs, computer programs, strategies, specific computer-related know-how, course materials, seminar materials, computer models, customer lists, data and original works of authorship (collectively, the "Work Product"). Employee agrees that Employee will promptly and fully disclose to TGI any and all Work Product generated, conceived, reduced to practice or learned by Employee, either solely or jointly with others, during the Term of Employment, which in any way relates to the business of TGI. Employee further agrees that neither Employee, nor any party claiming through Employee will, other than in the performance of this Agreement, make use of or disclose to others any proprietary information relating to the Work Product.

                          (b)     Employee agrees that, whether or not the
services performed by Employee hereunder are considered works made for hire or an employment to invent, all Work Product discovered, created or developed under this Agreement shall be and remain the sole property of TGI and its assigns. Except as specifically set forth in writing and signed by both TGI and Employee, Employee agrees that TGI shall have all copyright and patent rights with respect to any Work Product discovered, created, or developed under this Agreement without regard to the origin of the Work Product.

                          (c)     If and to the extent that Employee may, under
applicable law, be entitled to claim any ownership interest in the Work Product, Employee hereby transfers, grants, conveys, assigns and relinquishes exclusively to TGI any and all right, title and interest it now has or may hereafter acquire in and to the Work Product under patent, copyright, trade secret and trademark law in perpetuity or for the longest period otherwise permitted by law. Employee further agrees, as to the Work Product, to assist TGI in every reasonable way to obtain and, from time to time, enforce patents, copyrights, trade secrets and other rights and protection relating to said Work Product, and to that end, Employee will execute all documents for use in applying for and obtaining such patents, copyrights, trade secrets and other rights and protection with respect to such Work Product as TGI may desire, together with any assignments thereof to TGI or persons designated by it. Employee's obligations to assist TGI in obtaining and enforcing patents, copyrights, trade secrets and other rights and protection relating to the Work Product shall continue beyond the Term of Employment.

                          (d)     If and to the extent that any preexisting
rights of Employee are embodied or reflected in the Work Product, Employee hereby grants to TGI the irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license to (i) use, execute, reproduce, display, perform and distribute copies of and prepare derivative works based upon such preexisting rights and any derivative works thereof and (ii) authorize others to do any or all of the foregoing.

                          (e)     Employee acknowledges that much, if not all,
of the material and information related to the products, consulting techniques, or other business affairs of TGI and its Affiliates, including, without limitation, any and all Work Product discovered or created pursuant to this Agreement, and the business affairs of TGI's clients and customers which have or will come into Employee's possession or knowledge in connection with the performance of this Agreement, consists of confidential and proprietary data of TGI and its Affiliates (collectively, "Confidential Information"), disclosure of which to, or use by, third parties would be damaging to TGI or its clients. Employee agrees to hold such Confidential Information in strictest confidence and agrees not to release such information to any other TGI employee unless such employee has a need for such knowledge. Employee further agrees not to make use of Confidential Information for Employee's own benefit or for the benefit of any third parties, other than for the performance of this Agreement, and not to release or disclose the Confidential Information to any other party either during or after the Term of Employment. In the event of any breach of this confidentiality obligation, Employee acknowledges that TGI would have no adequate remedy at law, since the harm caused by such a breach would not be easily measured and compensated for in the form of damages, and hereby waives its right to contest any equitable relief sought by TGI, though not Employee's right to contest the question of whether a breach has occurred, and Employee waives the requirement of any bond being posted as security for such equitable relief.

          8.     General Provisions.

                  8.1 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be personally delivered, telecopied, or mailed, postage prepaid, certified or registered mail, or delivered by a nationally recognized express courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section 8.1):

                          Employee:        Leland L. Grubb, Jr.
                                           5215 North O'Connor Boulevard
                                           Suite 2500
                                           Irving, TX  75039

                          TGI:             Thomas Group, Inc.
                                           5215 North O'Connor Boulevard
                                           Suite 2500
                                           Irving, TX  75039

         Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received (i) on the day personally delivered or telecopied, (ii) on the third day following the date mailed, or
(iii) 24 hours after shipment by such courier service.

                  8.2 Entire Agreement. This Agreement, together with the exhibits hereto, supersedes any and all other agreements, either oral or written between the parties hereto with respect to the employment of Employee by TGI and contains all of the covenants and agreements between the parties with respect to such employment. Any modification of this Agreement will be effective only if it is in writing signed by each of the parties hereto.

                  8.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

                  8.4 Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

                  8.5 Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable and/or invalid by a court of competent jurisdiction, in whole or in part, the remaining provisions shall nevertheless be binding, enforceable and in full force and effect.

                  8.6 Titles and Headings. The titles and headings of the various sections hereof are intended solely for convenience of reference and not intended for any purpose whatsoever to explain, modify or place any construction upon any of the provisions of this Agreement.

                  8.7 Attorney's Fees. In the event any one or more of the parties hereto bring suit against any other part hereto, based upon or arising out of a breach or violation of this Agreement, each party hereto agrees that each party who is successful on the merits, upon final adjudication from which no further appeal can be taken or is taken within the time allowed by law, shall be entitled to recover his or its reasonable attorneys' fees and expenses from the party or parties which is or are (as the case may be) not successful.

                  8.8 Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that nothing contained in this
Section 8.8 shall impair Employee's rights under Section 6.2(g), if the successor or assign of TGI became such upon the occurrence of a Change in Control. Notwithstanding anything herein to the contrary, Employee shall not assign any of his rights or obligations under this Agreement.

                  8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one agreement.

                  8.10 Reliance on Authority of Person Signing Agreement. Each individual signing this Agreement on behalf of a corporation warrants that such execution has been duly authorized by the corporation for which he or she is signing. The execution and performance of this Agreement by each party has been duly authorized by all applicable laws and regulations and (in the case of a corporation) all necessary corporate action, and this Agreement constitutes the valid and enforceable obligation of each party in accordance with its terms.

                  8.11 Amendments. Amendments to any section of this Agreement shall not be effective unless agreed to in writing by the parties hereto. This Agreement, including this provision against oral modification, shall not be amended, modified or terminated except in a writing signed by each of the parties to this Agreement, and no waiver of any provision of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

                  8.12 Waiver. No waiver of any provision of this Agreement shall be deemed to operate as waiver of any past or future right.

          9. Renewal Discussions. Unless Employee's employment hereunder has been earlier terminated, the parties hereto agree that they will use their reasonable best efforts to enter into discussions six months prior to the fifth anniversary of the Effective Time (the "Fifth Anniversary") with respect to whether and on what terms Employee's employment after such date, and the terms thereof, this Agreement shall automatically terminate on such Fifth Anniversary.

         10. Certain Tax Provisions. Employee acknowledges and agrees that all payments and benefits made or provided to Employee pursuant to the terms hereof which are required by applicable federal, state or local laws to be subject to withholding for income taxes, shall be so subject.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on January 2, 1996, to be effective as of the Effective Time.

                                  EMPLOYEE:

                                  ------------------------------------------
                                  LELAND L. GRUBB, JR.

                                  THOMAS GROUP, INC.

                                  By:
                                     ----------------------------------------
                                  Name:  PHILIP R. THOMAS
                                  Title: Chairman and Chief Executive Officer

                                                          Exhibit I, Page Solo

                                   EXHIBIT I

                           Severance Benefit Payments


         1. A lump sum payment in cash, not later than 20 days after the termination of Employee's employment, in an amount equal to 1.5 times Employee's average "Annualized Includible Compensation" (Annualized Includible Compensation has been defined by the Board of Directors of TGI as the total cash paid in Base Compensation, salary, Incentive compensation, profit sharing, and incentive payments to Leland L. Grubb during the period consisting of the preceding four full taxable years, plus the year in which termination occurred [on an annualized basis], all after date of this Agreement); provided, however, that the amount of this cash payment plus the value of any compensation paid to Employee pursuant to 2 and 3 below that is subject to the provisions of Section 280G of the Code shall in no event exceed $100 less than 3.00 times Employee's Annualized Includible Compensation, and the amount of TGI's cash payment to Employee under this paragraph 1 of Exhibit I shall be adjusted accordingly to achieve this result.

         2. The unvested portion of stock options granted to Employee shall become fully vested and immediately exercisable on the effective date of such termination and shall be exercisable for the maximum period specified in such options.

         3. Employee shall continue to be covered by TGI's medical insurance plan after termination of employment.